89 1480193

FILED
MAR 29 1989
9 AM
[signature]
SECRETARY OF STATE

RESTATED CERTIFICATE OF INCORPORATION

OF

TERACOM, INC.

(Changed herein to "Dix Hills Equities Group, Inc.")

(Under Section 242 of the Delaware General Corporation Law)

This Restated Certificate of Incorporation was proposed to the stockholders of TeraCom, Inc., a corporation organized under the laws of the State of Delaware (the "Corporation") by the Board of Directors on December 14, 1988, and duly adopted by the requisite number of stockholders entitled to vote, in accordance with the provisions of the Delaware General Corporation Law, as amended. The Certificate of Incorporation as previously and herewith amended is hereby restated to read in its entirety as follows:

FIRST: The name of the corporation is Dix Hills Equities Group, Inc. (the "Corporation").

SECOND: The address of the registered office of the Corporation in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name and address of the Corporation's registered agent in the State of Delaware is the Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

FOURTH: 1. The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

2. Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (the "Board of Directors"), each of which series

shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolution of the Board of Directors prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution of the Board of Directors providing for the issuance of such series of Preferred Stock. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

FIFTH: In furtherance and not in limitation of the powers conferred by statute and subject to Article Sixth hereof, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the Bylaws of the Corporation (the "Bylaws").

SIXTH: Notwithstanding Article Fifth hereof, the Bylaws may be adopted, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock (as defined in paragraph (f) of Section 3 of Article Fourteenth hereof), regardless of class and voting together as a single voting class; provided, however, that where such action is approved by a majority of the Continuing Directors (as defined in paragraph (a) of Section 3 of Article Fourteenth hereof), the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class, shall be required for approval of such action.

SEVENTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any series of Preferred Stock, the exact number of directors of the Corporation shall be determined from time to time by a Bylaw or Amendment thereto provided that the number of directors shall not be reduced to less than three (3), except that there need be only as many directors as there are stockholders in the event that the outstanding shares are held of record by fewer than three (3) stockholders.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: 1. At the first Annual Meeting of Stockholders of the Corporation (the "Annual Meeting") after the authorized number of directors is six (6) or more, the Board of Directors shall be divided into three (3) classes: Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in such quotient obtained by dividing the authorized number of directors by three (3). If a fraction is also contained in such quotient, then additional directors shall be apportioned as follows: If such fraction is one-third, the additional director shall be a member of Class I; and if such fraction is two-thirds, one of the additional directors shall be a member of Class I and the other shall be a member of Class II. Each director shall serve for a term ending on the date of the third Annual Meeting following the Annual Meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the date of the first Annual Meeting following their election, the directors first elected to Class II shall serve for a term ending on the date of the second Annual Meeting following their election and the directors first elected to Class III shall serve for a term ending on the date of the third Annual Meeting following their election.

Whenever the authorized number of directors shall be reduced to less than six (6) directors, the existing directors shall serve out the remainder of their terms based upon their respective classes and each subsequently elected director shall serve for a one (1) year term. At such subsequent time as the authorized number of directors is six (6) or more directors, the prior paragraph shall again become operative.

2. Notwithstanding the foregoing provisions of this Article Eighth: each director shall serve until his successor is elected and qualified or until his death, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director; and additional directors, elected pursuant to Section 2 of Article Fourth hereof in connection with rights to elect such additional directors under specified circumstances which may be granted to the holders of any series of Preferred Stock, shall not be included in any class, but shall serve for such term or terms and pursuant to such other provisions as are specified in the resolution of the Board of Directors establishing such series.

NINTH: Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified or until such director's death, resignation or removal, whichever first occurs.

TENTH: Except for such additional directors as may be elected by the holders of any series of Preferred Stock pursuant to the terms thereof established by a resolution of the Board of Directors pursuant to Article Fourth hereof, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock entitled to vote in connection with the election of such director regardless of class and voting together as a single voting class; provided, however, that where such removal is approved by a majority of the Continuing Directors, the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock entitled to vote in connection with the election of such director, regardless of class and voting together as a single voting class, shall be required for approval of such removal.

ELEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called Annual Meeting or at a special meeting of stockholders of the Corporation, unless such action requiring or permitting stockholder approval is approved by a majority of the Continuing Directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of Voting Stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided, all other requirements of applicable law and this Certificate have been satisfied. Except as specifically set forth in this Article Eleventh, no action may be taken by stockholders by written consent.

TWELFTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board of Directors or by the Chairman of the Board. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as it requested by the person or persons calling the meeting within the limits fixed by law.

THIRTEENTH: Meetings of stockholders of the Corporation may be held within or without the State or Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

FOURTEENTH: 1. Subject to the provisions of Section 2 of this Article Fourteenth, in addition to any vote required by law, no Business Combination (as defined in paragraph (b) of Section 3 of this Article Fourteenth) shall be consummated unless approved by the affirmative vote of the holders of not less than: (a) eighty percent (80%) of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class; and

(b) a majority of the voting power of all outstanding shares of Voting Stock, other than shares held by any Interested Stockholder which is (or the Affiliate or Associate of which is) a party to such Business Combination or by any Affiliate or Associate of such Interested Stockholder regardless of class and voting together as a single voting class.

(c) The affirmative votes referred to in paragraphs (a) and (b) of this Section 1 shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or proportion may be specified, by law, or in any agreement between the Corporation and any national securities exchange or any other person, or otherwise.

2. Notwithstanding the provisions of Section 1 of this Article Fourteenth, a Business Combination may be approved if all of the conditions specified in either of the following paragraphs (a) or (b) have been satisfied:

(a) both of the following conditions specified in clauses (i) and (ii) of this paragraph (a) have been satisfied if:

(i) there are one (1) or more Continuing Directors and a majority of such Continuing Directors shall have approved such Business Combination; and

(ii) such Business Combination shall have been approved by the affirmative vote of the Corporation's stockholders required by law, if any such vote is so required; or

(b) all of the following conditions specified in clauses (i) through (vii) of this paragraph (b) have been satisfied if:

(i) such Business Combination shall have been approved by the affirmative vote of holders of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class;

(ii) the aggregate amount of (A) the cash and (B) the Fair Market Value (as defined in paragraph (i) of Section 3 of this Article Fourteenth), as of the date of the consummation of the Business Combination (the "Consummation Date"), of consideration other than cash received or to be received, per share, by holders of shares of Common Stock in such Business Combination, shall be at least equal to the higher of the following:

(I) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by the Interested Stockholder which is (or the Affiliate or Associate of which is) a party to such Business Combination for any shares of Common Stock (x) within the two (2) year period immediately prior to and including the date of the final public announcement of the terms of the proposed Business Combination (the "Announcement Date"), or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or

(II) the Fair Market Value per share of Common Stock (x) on the Announcement Date, or (y) on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher;

(iii) the aggregate amount of (A) the cash and (B) the Fair Market Value, as of the Consummation Date, of consideration other than cash received or to be received, per share, by holders of shares of any class of outstanding Voting Stock other than Common Stock in such Business Combination, shall be equal to the highest of the following (it being intended that the requirements of this clause (iii) shall be required to be met with respect to every class of outstanding Voting Stock other than Common Stock, whether or not such Interested Stockholder (or such Affiliate or Associate) has previously acquired any shares of a particular class of Voting Stock):

(I) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by the Interested Stockholder for any shares of such class of Voting Stock (x) within the two (2) year period immediately prior to the Announcement Date, or (y) in the transaction in which it became an Interested Stockholder, whichever is higher;

(II) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

(III) the Fair Market Value per share of such class of Voting Stock (x) on the Announcement Date, or (y) on the Determination Date, whichever is higher;

(iv) the consideration to be received by the holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid (or agreed to pay) for shares of such class of Voting Stock; if the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by such Interested Stockholder; and the price determined in accordance

with clauses (ii) and (iii) of this paragraph (b) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event;

(v) after such Interested Stockholder has become an Interested Stockholder, and prior to the consummation of such Business Combination, neither such Interested Stockholder nor any of its Affiliates or Associates shall have become the beneficial owner of any additional shares of Voting Stock, except (A) as part of the transaction which resulted in such Interested Stockholder becoming an Interested Stockholder, or (B) upon conversion of convertible securities acquired by it prior to such Interested Stockholder becoming an Interested Stockholder, upon exercise of warrants acquired by it prior to such Interested Stockholder becoming an Interested Stockholder, or as a result of a stock split or a pro rata stock dividend;

(vi) after such Interested Stockholder has become an Interested Stockholder, neither such Interested Stockholder nor any of its Affiliates or Associates shall have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

(vii) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and/or regulations) shall be mailed to stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules and/or regulations or such subsequent provisions).

3. For the purposes of this Restated Certificate of Incorporation, the following definitions shall apply:

(a) "Continuing Director" means: (i) any member of the Board of Directors who (A) is not an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder and (B) was a member of the Board of Directors prior to the time that an Interested Stockholder became an Interested Stockholder; and (ii) any person who is elected or nominated to succeed a Continuing Director, or to join the Board of Directors, by a majority of the Continuing Directors.

(b) "Business Combination" means any one or more of the following transactions referred to in clauses (i) through (vi) of this paragraph (b):

(i) any merger or consolidation of the Corporation or any Subsidiary (as defined in paragraph (h) of this Section 3) with or into (A) any Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) which immediately before is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Stockholder, Affiliate and/or any Associate of any Interested Stockholder of any assets of the Corporation and/or any subsidiary where such assets have an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more;

(iii) the issuance or transfer by the Corporation and/or any Subsidiary (in one transaction or a series of related transactions) of any equity securities of the Corporation and/or any Subsidiary to a person which, immediately prior to such issuance or transfer, is an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, where such equity securities have an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more other than a pro rata distribution;

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation;

(v) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar

transaction (whether or not with or into or otherwise involving an Interested Stockholder), which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or by any Affiliate and/or Associate of any Interested Stockholder; or (vi) any agreement, contract or other arrangement providing for any of the transactions described in clauses (i) through (v) of this paragraph (b).

(c) A "person" means an individual, firm, partnership, tenant, corporation or other entity.

(d) "Interested Stockholder" means any person who or which, together with its Affiliates and Associates, as of the record date for the determination of stockholders entitled to notice of, and to vote on, any Business Combination, the removal of a director or the adoption of any proposed amendment, alteration, recision or repeal of any provision of this Restated Certificate of Incorporation or any Bylaw, or immediately prior to the Consummation Date:

(i) is the beneficial owner (as defined in paragraph (e) of this Section 3), directly or indirectly, of ten percent (10%) or more of the voting power of (A) all outstanding shares of Voting Stock or (B) all outstanding shares of the capital stock of a Subsidiary having general voting power ("Subsidiary Stock"); or

(ii) is an assignee of or has otherwise succeeded to any share of Voting Stock or Subsidiary Stock which was, at any time within the two (2) year period prior thereto, beneficially owned by any person who at such time was an Interested Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and/or regulations); provided, however, that the term "Interested Stockholder" shall not include (A) the Corporation or any Subsidiary, (B) any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity or (C) any beneficial

owner of ten percent (10%) or more of the outstanding Voting Stock on the effective date of this Restated Certificate of Incorporation.

(e) A person is the "beneficial owner" of any shares of capital stock:

(i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

(ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such first-mentioned person or any of its Affiliates or Associates has any agreement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation or a Subsidiary, as the case may be.

(f) "Voting Stock" means the capital stock of the Corporation having general voting power. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph (d) of this Section 3, the number of shares of Voting Stock or Subsidiary Stock, as the case may be, deemed to be outstanding shall include shares deemed owned by a beneficial owner through application of paragraph (e) of this Section 3, but shall not include any other shares of Voting Stock or Subsidiary Stock, as the case may be, which may be issuable to any other person pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(g) "Affiliate" and "Associate" have the respective meanings given to those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on January 1, 1988.

(h) "Subsidiary" means any corporation of which a controlling interest of any class of equity security is owned, directly or indirectly, by the Corporation, or which is otherwise controlled, directly or indirectly, by the Corporation.

(i) "Fair Market Value" means (i) in the case of stock (A) the highest closing sale price during the thirty (30) day period including and immediately preceding the date in question of a share of such stock on the Composit Tape for New York Stock Exchange-Listed Stocks, or (B) if such stock is not quoted on the Composite Tape, the highest closing sale price during such thirty (30) day period on the New York Stock Exchange, or (C) if such stock is not listed on such Exchange, the highest closing sale price during such thirty (30) day period on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or (D) if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use during any such thirty (30) day period, or (E) if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Continuing Directors (or if there are no Continuing Directors, then by a majority of the Board of Directors), and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as deter-mined in good faith by a majority of the Continuing Directors (or if there are no continuing Directors, then by a majority of the Board of Directors).

(j) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash received or to be received" as used in clauses (ii) and (iii) of paragraph (b) of Section 2 of this Article Fourteenth shall include the shares of Common Stock and/or the shares of any other class of Voting Stock retained by the holder of such shares.

4. A majority of the Continuing Directors shall have the power and duty to determine, for purposes of this Article Fourteenth, on the basis of information known to them:

(a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock or Subsidiary Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether a person has an agreement, arrange-ment or understanding with another person as to the matters referred to in clause (vi) of paragraph (b), or clause (ii) or (iii) of paragraph (e), of Section 3 of this Article Fourteenth, (e) whether any particular assets of the Corporation and/or any Subsidiary have an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more, or (f) whether the consideration received for the issuance or transfer of

securities by the Corporation and/or any Subsidiary has an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more. In furtherance and not in limitation of the preceding powers and duties set forth in this Section 4, a majority of the Continuing Directors shall have the power and duty to interpret all of the terms and provisions of this Article Fourteenth.

5. Nothing contained in this Article Fourteenth shall be construed to relieve any Interested Stockholder or any Affiliate or Associate thereof from any fiduciary obligation imposed by law.

6. The fact that any action or transaction complies with the provisions of this Article Fourteenth shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors or any member thereof to approve such action or transaction or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance, limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or action and responses taken with respect to, such action or transaction.

7. Pursuant to the provisions of Section 203(b)(i) of the Delaware General Corporation Law ("DGCL"), the Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

FIFTEENTH: To the maximum extent permissible under Section 262 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation shall be entitled to the statutory appraisal rights with respect to any Business Combination involving the Corporation and any Interested Stockholder (or any Affiliate or Associate of any Interested Stockholder), which requires the affirmative vote specified in paragraph (a) of Section 1 of Article Fourteenth hereof.

SIXTEENTH: The provisions set forth in this Article Sixteenth and in Articles Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Fourteenth and Fifteenth hereof may not be repealed, rescinded, altered or amended in any respect, and no other provision or provisions may be adopted which impair(s) in any respect the operation or effect of any such provision, except by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock regardless of class and voting together as a single voting class, and, where such action is proposed by an Interested Stockholder or by any Associate or Affiliate of an Interested Stockholder, the affirmative vote of

the holders of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single class, other than shares held by the Interested Stockholder which proposed (or the Affiliate or Associate of which proposed) such action, or any Affiliate or Associate of such Interested Stockholder; provided, however, that where such action is approved by a majority of the Continuing Directors, the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class, shall be required for approval of such action.

SEVENTEENTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the preceding sentence, the provisions set forth in Articles Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Fourteenth, Fifteenth and Sixteenth may not be repealed, rescinded, altered or amended in any respect, and no other provision or provisions may be adopted which impair(s) in any respect the operation or effect of any such provision, unless such action is approved as specified in Article Sixteenth hereof.

EIGHTEENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

NINETEENTH: No contract or other transaction of the Corporation with any other person, firm or corporation, or in which this corporation is interested, shall be affected or invalidated by: (a) the fact that any one or more of the directors or officers of the Corporation is interested in or is a director or officer of such other firm or corporation; or, (b) the fact that any director or officer of the Corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction, so long as the contract or transaction is authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein, to which such fact of relationship or interest has been disclosed, or the contract or

transaction has been approved or ratified by vote or written consent of the shareholders entitled to vote, to whom such fact of relationship or interest has been disclosed, or so long as the contract or transaction is fair and reasonable to the Corporation. Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his contracting with the Corporation for the benefit of himself or any firm or corporation in which he may in any way be interested.

TWENTIETH: The officers, directors and other members of management of the Corporation shall be subject to the doctrine of corporate opportunities as to areas in which the Corporation has expressed an interest as determined from time to time by resolution of the Board of Directors. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of the Corporation shall be disclosed promptly to the Corporation and made available to it. The Board or Directors may reject any business opportunity presented to it, and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as the Corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of the Corporation shall be free to engage in such areas of interest on their own and the provisions hereof shall not limit the rights of any officer, director or other member of management of the Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation. This provision shall not be construed to release any employee of the Corporation (other than an officer, director or member of management) from any duties which such employee may have to the Corporation.

By execution of this Restated Certificate of Incorporation, the President and Secretary of the Corporation do hereby certify that the foregoing Restated Certificate of Incorporation of the Corporation was authorized and approved at a special meeting of shareholders duly called and held on December 27, 1988, at which a quorum was present. As of December 14, 1988, the record date for such meeting, the number of shares of the Corporation issued and outstanding and entitled to vote on the foregoing Restated Certificate of Incorporation was 11,480,000, of which a total of 6,155,937 shares, or approximately 53.62% of the outstanding common stock, voted for adoption of the foregoing Restated Certificate of Incorporation, and no shares voted against such Restated Certificate of Incorporation.

IN WITNESS WHEREOF, TERACOM, INC. has caused this Restated Certificate of Incorporation to be executed by the President, to be attested to by its Secretary, and its corporate seal to be affixed hereto this 24th day of March, 1989.

(the "Corporation")

Attest:

TERACOM, INC.

Lawrence LoScalzo, Jr.,
Secretary

By Lawrence LoScalzo, Sr.,
President

[SEAL]

sm\kmh4\kmhh.127

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 10/21/1993
932945111 - 2082606

Certificate

for Renewal and Revival of Charter

Dix Hills Equities Group, Inc., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1. The name of this corporation is Dix Hills Equities Group, Inc.

2. Its registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington Zip Code 19801 County of New Castle the name and address of its registered agent is The Corporation Trust Company

3. The date of filing of the original Certificate of Incorporation in Delaware was 02/04/86

4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5. This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 1991, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Laurence LoScalzo, Sr. the last and acting President, and Laurence LoScalzo, Jr., the last and acting Secretary of Dix Hills Equities Group, Inc., have hereunto set their hands to this certificate this ______ day of October, 1993.

[signature]
Last and Acting President

ATTEST:

[signature]
Last and Acting Secretary

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 07/15/1996
960207394 - 2082608

CERTIFICATE FOR RENEWAL AND REVIVAL
OF CERTIFICATE OF INCORPORATION

Dix Hills Equities Group, Inc., a corporation organized under the laws of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State on the 4th day of February, 1986 and thereafter voided for non-payment of taxes, now desiring to procure; a revival of its Certificate of Incorporation, hereby certifies as follows:

1. The name of the corporation is Dix Hills Equities Group, Inc.

2. Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle and the name of its registered agent at such address is The Corporation Trust Company.

3. The date when revival of the Certificate of Incorporation of this corporation is to commence is the 28th day of February, 1995, same being prior to the date the Certificate of Incorporation became void. Revival of the Certificate of Incorporation is to be perpetual.

4. This corporation was duly organized under the laws of Delaware and carried on the business authorized by its Certificate of Incorporation until the 1st day of March, 1995, at which time its Certificate of Incorporation became inoperative and void for non-payment of taxes and this Certificate for Renewal and Revival is filed by authority of the duly elected directors of the corporation with the laws of Delaware.

IN WITNESS WHEREOF, said Dix Hills Equities Group, Inc. in compliance with Section 312 of Title 8 of the Delaware Code has caused this Certificate to be signed by Terry Cononelos its last and acting Sec/Treasurer, this 7th day of July, 19 96.

Terry Cononelos, Sec./Treasurer

By Dix Hills Equities Group, Inc.

CERTIFICATE FOR RENEWAL AND REVIVAL
OF CERTIFICATE OF INCORPORATION

Dix Hills Equities Group, Inc., a corporation organized under the laws of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State on the 4th day of February, 1986 and thereafter forfeited for lack of agentnow desiring to procure, a revival of its Certificate of Incorporation, hereby certifies as follows:

1. The name of the corporation is Dix Hills Equities Group, Inc.

2. Its registered office in the State of Delaware is located at 15 East North Street, Dover, County of Kent and the name of its registered agent at such address is United Corporate Services, Inc.

3. The date when revival of the Certificate of Incorporation of this corporation is to commence is the 24th day of February, 1998, same being prior to the date the Certificate of Incorporation became void. Revival of the Certificate of Incorporation is to be perpetual.

4. This corporation was duly organized under the laws of Delaware and carried on the business authorized by its Certificate of Incorporation until the 25th day of February, 1998, at which time its Certificate of Incorporation became inoperative and forfeited for lack of agent and this Certificate for Renewal and Revival is filed by authority of the duly elected directors of the corporation with the laws of Delaware.

IN WITNESS WHEREOF, said Dix Hills Equities Group, Inc. in compliance with Section 312 of Title 8 of the Delaware Code has caused this Certificate to be signed by Dimitri Wm Cocorinis its last and acting President, this 25th day of Aug, 1999.

Dix Hills Equities Group, Inc.

By [signature]

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:00 AM 07/13/2005
FILED 08:00 AM 07/13/2005
SRV 050578616 - 2082608 FILE

STATE OF DELAWARE
CERTIFICATE FOR RENEWAL AND REVIVAL OF CHARTER

The corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1. The name of this corporation is Millenium Quest, Inc. .
2. Its registered office in the State of Delaware is located at 874 Walker Road, Suite C (street), City of Dover Zip Code 19904 County of Kent the name of its registered agent is United Corporate Services, Inc. 874 Walker Road, Suite C, Dover, Delaware 19904.
3. The date of filing of the original Certificate of Incorporation in Delaware was February 4, 1986 .
4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February 2003 , same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.
5. This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 2003 , at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters the last and acting authorized officer hereunto set his/her hand to this certificate this 7th day of April A.D. 2005 .

By: [signature]
Authorized Officer

Name: Dimitri Cocorinis
Print or Type

Title: President

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:21 PM 04/09/2007
FILED 02:21 PM 04/09/2007
SRV 070412915 - 2082608 FILE

CERTIFICATE OF DESIGNATION OF SERIES A VOTING CONVERTIBLE PREFERRED STOCK

SETTING FORTH THE PREFERENCES, RIGHTS, QUALIFICATIONS AND LIMITATIONS OF SUCH SERIES OF PREFERRED STOCK

Pursuant to Delaware law, Millennium Quest, Inc., a Delaware corporation (the "Company"), does hereby certify that:

Pursuant to the authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company, the Board of Directors of the Company on April 5, 2007 adopted the following resolution creating a series of preferred stock designated as Series A Voting Convertible Preferred Stock, and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of the Certificate of Incorporation, a series of the class of authorized preferred stock, par value $.001 per share, of the Company is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

Section 1. **Designation, Number and Rank.**

(a) The shares of the series shall be designated as "Series A Voting Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of shares initially constituting the Series A Preferred Stock shall be One Hundred Thousand (100,000).

(b) The Series A Preferred Stock shall, with respect to rights on liquidation, dissolution and winding up, rank equal to all outstanding shares of Common Stock and shall be treated as though it has been converted to outstanding shares of Common Stock pursuant to the conversion terms set forth herein.

Section 2. **Dividends and Distributions.**

Except as provided below, the Series A Preferred Stock shall not be entitled to any preferential dividends but shall be treated as though it had been converted to common stock and shall share equally in any dividend granted to shareholders of common stock unless the holders of such Series A Preferred Stock waive such rights in writing. Notwithstanding the foregoing, however, the Series A Preferred Stock shall not be entitled to share or participate in the special cash distribution proposed to be paid by the Company to the holders of its common stock as of a record date between March 20, 2007 and April 25, 2007 in the amount determined by the Board of Directors pursuant to a resolution dated April 5, 2007, but not to exceed $0.19 per share.

Section 3. Voting Rights.

Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holders of the Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock would be converted if converted on the record date for the taking of a vote (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue) or, if no record date is established, at the day prior to the date such vote is taken or any written consent of stockholders is first executed. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder would be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). In addition, without the affirmative vote of the holders (acting together as a class) of at least a majority of Preferred Shares at the time outstanding given in person or by proxy at any annual or special meeting, or, if permitted by law, in writing without a meeting, the Corporation shall not alter, change or amend the preferences or rights of the Preferred Shares.

Section 4. Conversion.

The shares of Series A Preferred Stock shall, from and after the Conversion Date, be convertible at the option of the holder into shares of the Common Stock of the Company, \$.001 par value, (the "Common Stock") at any time and from time to time on the basis of Four Hundred Twenty-Eight and 56/100 shares of Common Stock for each share of Series A Preferred Stock converted. For purposes hereof, the Conversion Date shall be the earlier to occur of the following: (i) September 30, 2007; (ii) the date the Company consummates a business combination transaction with a corporation or other business entity with current business operations; or (iii) the date such conversion is approved by the Board of Directors of the Company. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be subject to adjustment in certain circumstances upon any recapitalization, including but not limited to stock splits, readjustments or reclassifications, to protect against dilution, as set forth in more detail in this Section 4 hereof.

In addition to the rights of the holders of the Series A Preferred Stock to convert said stock to shares of Common Stock in accordance with the provisions set forth herein, the Company has the right at any time from and after the Conversion Date to cause any or all of said shares to be converted to shares of the Company's Common Stock in accordance with all of the terms outlined herein upon five (5) days written notice. The outstanding shares of Series A Preferred Stock which

are the subject of such notice by the Company shall be deemed to represent shares of Common Stock on the sixth day after notice of the conversion by the Company regardless of whether said shares are surrendered for conversion by the holders thereof.

(a) Adjustments. The number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, and the number of votes to which the holder of a share of Series A Preferred Stock is entitled pursuant to Section 4, shall be subject to adjustment from time to time as follows:

(i) *Dividend and Distributions*. In case the Company shall at any time or from time to time declare a non-cash dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a larger number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case:

(A) the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of Series A Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier;

(B) the number of votes to which a holder of a share of Series A Preferred Stock is entitled pursuant to Section 3 shall be adjusted so that, after the happening of any of the events described above, such holder shall be entitled to a number of votes equal to (I) the number of votes to which such holder was entitled pursuant to Section 3 immediately *prior* to such happening multiplied by (II) a fraction, the numerator of which is the number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately *after* such happening and the denominator of which is the number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such happening; and

(C) an adjustment made pursuant to this clause (i) shall become effective (I) in the case of any such dividend or distribution, (1) immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, for purposes of subclause (A), and (2) immediately after the close of business on the date of payment of such dividend or distribution, for purposes of subclause (B), or (II) in the case of any such subdivision, reclassification or combination, at

the close of business on the day upon which such corporate action becomes effective, for purposes of both subclause (A) and subclause (B).

(ii) *Merger; Consolidation.* In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets, liquidation or recapitalization of the Common Stock and excluding any transaction to which clause (i) or (ii) of this paragraph (a) applies) in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Company is a party, exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series A Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged times (B) the number of shares of Common Stock into which a share of Series A Preferred Stock is convertible immediately prior to the consummation of such transaction.

(b) Method of Conversion.

(i) The holder of any shares of Series A Preferred Stock may exercise its right to convert such shares into shares of Common Stock by surrendering for such purpose to the Company, at its principal office or at the principal office of the transfer agent or at such other office or agency maintained by the Company for that purpose, a certificate or certificates representing the shares of Series A Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 4 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names.

(ii) Promptly after such notification, such notifying holder of Series A Preferred Stock shall surrender for purposes of conversion to the Company, at its principal office or at such other office or agency maintained by the Company for that purpose, the certificate or certificates representing all shares of Series A Preferred Stock held by such holder.

(iii) Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted so

that the rights of the holder thereof as to the shares being converted shall cease, except for the right to receive shares of Common Stock and any dividends payable with respect thereto in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

(c) Issuance of Common Stock. Other than taxes payable by the holder of any Series A Preferred Stock in accordance with paragraph (b) of this Section 4, the Company will pay any and all issuance, documentary or stamp taxes and other taxes (other than taxes based on income) that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five (5) Business Days after the surrender of the certificate or certificates representing such shares of Series A Preferred Stock being converted and, in the case of a conversion by the holder pursuant to paragraph (b), the receipt by the Company of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Company that such taxes have been paid), the Company shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series A Preferred Stock so converted shall be entitled and (ii) in the case of a conversion at the election of the holder of Series A Preferred Stock, if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of Series A Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares converted.

(d) Reservation of Shares. Commencing on the Conversion Date, the Company shall reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock. If, on the Conversion Date, the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series A Preferred Stock, the Company shall use commercially reasonable efforts to increase the number of authorized shares of the Company's Common Stock as necessary to permit the conversion of all then outstanding shares of Series A Preferred Stock and shall diligently pursue the completion of such process.

(e) Waiver of Adjustment. Notwithstanding anything to the contrary set forth herein, the operation of, and any adjustment in the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to, this Section 4, may be waived with respect to any specific share or shares of Series A Preferred Stock, either prospectively or retroactively and either generally or in a particular instance, by a writing executed by the registered holder of such share or shares of Series A Preferred Stock. Any such waiver shall bind all future holders of such share or shares of Series A Preferred Stock for which such rights have been waived.

Section 5. Reports as to Adjustments.

Whenever the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible (or the number of votes to which each share of Series A Preferred Stock is entitled) is adjusted as provided in Section 4, the Company shall promptly mail by either first class mail (or bulk mail if the number of holders exceeds 500) to the holders of record of the outstanding shares of Series A Preferred Stock at their respective addresses as the same shall appear in the Company's stock records a notice stating that the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series A Preferred Stock is convertible (and the new number of votes to which each share of Series A Preferred Stock is entitled), as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

Section 6. Redemption.

There are no redemption rights associated with the Series A Preferred Stock.

Section 7. Restrictive Covenants.

Unless approved in writing by a majority-in-interest of the holders of the Series A Preferred Stock, the Company shall not authorize, adopt or approve an amendment to the Certificate of Incorporation that would increase or decrease the par value of the shares of Series A Preferred Stock, or alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock.

Section 8. Liquidation. Dissolution or Winding Up.

(a) If the Company shall commence a voluntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in an involuntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or similar law of any other country, or appointing a receiver, liquidator, assignee, custodian, trustee (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up the Series A Preferred Stock shall be treated on an equal basis with the outstanding Common Stock.

(b) Neither the consolidation or merger of the Company with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section.

Section 9. **Certain Remedies.**

To the extent permitted by applicable law, the holders of twenty (20%) percent or more of the outstanding shares of Series A Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designation and to enforce specifically the terms and provisions of this Certificate of Designation in the United States District Court for either the State of Delaware or State of Texas, this being in addition to any other remedy to which such holder may be entitled at law or equity.

Section 10. **Reacquired Shares.**

Any shares of Series A Preferred Stock exchanged, redeemed, purchased or otherwise acquired by the Company or any of its Subsidiaries in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.

Section 11. **Section References.**

All references herein to sections or subsections shall be to sections or subsections of this Certificate of Designation unless otherwise expressly provided.

IN WITNESS WHEREOF, Millennium Quest, Inc., through its designated officer has caused this Certificate to be duly executed in its corporate name as of April 5, 2007.

Millennium Quest, Inc.
A Delaware corporation

By ______________________
Dimitri Cocorinis, President